Exhibit 99.1

Quotient Limited Announces Receipt of Consents to Modifications to the Company’s Senior Secured Notes

JERSEY, Channel Islands, December 4, 2018 (GLOBE NEWSWIRE) — Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company (the Company), today announced the receipt of consents from the holders of its Senior Secured Notes (the Notes) to certain amendments (the Proposed Amendments) to the indenture governing the Notes (the Indenture).

Franz Walt, Quotient’s Chief Executive Officer noted, “the Proposed Amendments include a six-month extension of the final maturity of the Notes to April 2024 and a revision of the Notes’ principal amortization (currently scheduled to commence semi-annually beginning April 2019) to commence April 2021, in order to better align the maturity and amortization schedule with our financial goals. Mr. Walt added, “the revised amortization schedule will defer approximately $39.6 million of principal amortization currently scheduled to occur between April 2019 and April 2021. In addition, the Proposed Amendments include a one-year extension of the optional redemption call schedule to October 2022.”

Modifications of Senior Secured Notes

The Company issued an initial $84.0 million aggregate principal amount of the Notes in October 2016 and an additional $36.0 million aggregate principal amount of the Notes in June 2018. In connection with the issuance of the Notes, the Company sold to the purchasers the right to receive, in the aggregate, a payment equal to 2% of the aggregate net sales of MosaiQ™ instruments and consumables in the donor testing market in the European Union and the United States (the Royalty Right).

On December 4, 2018, the Company entered into a first supplemental indenture (the Supplemental Indenture) to modify the terms of the Notes as follows:

•	extend the maturity date of the Notes to April 15, 2024

•	revise the principal amortization schedule as follows:

Payment Date	Amount*
April 15, 2021	$ 10,000,000
October 15, 2021	$ 10,000,000
April 15, 2022	$ 15,000,000

October 15, 2022	$ 20,000,000
April 15, 2023	$ 20,000,000
October 15, 2023	$ 20,000,000
April 15, 2024	$ 25,000,000

*	Amounts reflected in the table are based on the $120.0 million aggregate principal amount of the notes outstanding

•	revise the periods and redemption prices related to the optional redemption provisions of the Notes as follows:

Period	Redemption Price
From and including October 14, 2018 to and including October 13, 2019	112.00%
From and including October 14, 2019 to and including October 13, 2020	112.00%
From and including October 14, 2020 to and including October 13, 2021	106.00%
From and including October 14, 2021 to and including October 13, 2022	103.00%
From and including October 14, 2022 and thereafter	100.00%

•	permit the Company to issue up to an additional $25.0 million aggregate principal amount of Notes following the European CE marking of the Company’s initial MosaiQTM IH Microarray

In consideration for these modifications, the Company has agreed to pay to the noteholders a one-time consent payment of $32.50 per $1,000 principal amounts of Notes (the Consent Fee) and agreed to increase the aggregate amount of the Royalty Right from 2% to 3%. The Supplemental Indenture became effective on December 4, 2018, but the Proposed Amendments will not become operative until the Depository Trust Company issues certain proxies formally confirming the noteholders’ ability to act as record holders of the notes, the Company pays in full the Consent Fee and the Company and each of the noteholders enter into the related royalty rights agreements. The Company expects to pay the Consent Fee and enter into the royalty rights agreements promptly following the receipt of such proxies, which the Company expects to occur by year end 2018.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The Company’s operations are based in Edinburgh, Scotland; Eysins, Switzerland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products (including the application of MosaiQ to infectious disease diagnostics), the Proposed Amendments becoming operative, and the issuance of additional Notes. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Christopher Lindop, Chief Financial Officer - chris.lindop@quotientbd.com; +41 799 61 69 38